EXHIBIT 99.1

GT Advanced Technologies Inc. Announces Results for Third Quarter Fiscal Year 2013; Signs Multi-Year Sapphire Materials Agreement With Apple(R)

  Repays $96 million credit facility
  Resets Fiscal 2013 guidance
  Will discuss long-range outlook on webcasted conference call today

MERRIMACK, N.H., Nov. 4, 2013 (GLOBE NEWSWIRE) -- GT Advanced Technologies Inc. (Nasdaq:GTAT) today reported results for the third quarter of fiscal year 2013, which ended September 28, 2013.

The company also announced that it has entered into a multi-year supply agreement with Apple Inc. to provide sapphire material. GT will own and operate ASF® furnaces and related equipment to produce the material at an Apple facility in Arizona where GT expects to employ over 700 people. Apple will provide GT with a prepayment of approximately $578 million. GT will reimburse Apple for the prepayment over five years, starting in 2015.

Although the agreement does not guarantee volumes, it does require GT to maintain a minimum level of capacity. GT will be subject to certain exclusivity terms during the duration of the agreement. GT expects this arrangement to be cash positive and accretive to earnings starting in 2014. Gross margins from this new materials business are expected to be substantially lower than GT's historical equipment margins. However, the company believes the strategic nature of this agreement and the benefits associated with building a recurring revenue stream are important to its continued diversification.

Continuing to Drive Sapphire Manufacturing Cost Improvements

GT has accelerated the development of its next generation, large capacity ASF furnaces to deliver low cost, high volume manufacturing of sapphire material. These R&D efforts will support its non-LED initiative with its new customer and are expected to enable the expansion of GT's LED, industrial and specialty sapphire businesses by positioning GT and its equipment customers as the industry's lowest cost sapphire producers.

Management Commentary

"We are very excited about this agreement with Apple as it represents a significant milestone in GT's long term diversification strategy," said Tom Gutierrez, GT's president and chief executive officer.

"We believe that it is in the long-term best interests of our company, employees and shareholders to build a robust sapphire materials business with recurring revenues," Gutierrez continued. "By leveraging the new materials operation and our enhanced R&D efforts, we will be well positioned to drive the growth of other sapphire opportunities, including the expansion of our LED and industrial sapphire businesses in partnership with our ASF customers.

"We remain committed to our other established and emerging capital equipment businesses, including our HVPE solution for downstream LED manufacturing, Hyperion thin substrate solutions, silicon carbide (SiC) growth platform and technologies to drive the next-generation of low cost solar. We are encouraged by the improving market conditions in each of these sectors and the technical progress we continue to make across these platforms. As a result, we remain confident in our ability to grow these businesses over the next several years," Gutierrez concluded.

Third Quarter Financial Details

To service the sapphire material agreement announced today, the company has dedicated the vast majority of its ASF capacity in the second half of 2013 to expanding its own materials capacity. This shift in business model has effectively precluded the company from shipping significant levels of ASF units to other customers during the second half of 2013 and will continue to do so for the balance of the year. Q3 results, as presented below, reflect this shift in strategy.

	Three-Months Ended			Nine-Months Ended
	Sept. 28, 2013	June 29, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012
Revenue	$40.3	$168.3	$110.1	$266.4	$631.2
Gross Margin	44.1%	34.8%	31.8%	33.8%	39.2%
GAAP EPS	($0.31)	$0.10	$0.02	($0.37)	$0.80
Non-GAAP EPS	($0.16)	$0.15	$0.01	($0.09)	$0.88

Revenue for the third quarter came in at $40.3 million including $28.6 million in polysilicon, $4.4 million in photovoltaic (PV), and $7.3 million in sapphire. This compares to revenue in the second quarter of $168.3 million and $110.1 million in the third quarter of fiscal 2012.  Revenue for the first nine months of 2013 was $266.4 million compared to $631.2 million for the first nine months of 2012.

Gross profit for the third quarter was $17.8 million, or 44.1 percent of revenue. This compares to $58.6 million, or 34.8 percent of revenue in the second quarter and $35.0 million, or 31.8 percent of revenue for the third quarter of fiscal 2012. Gross profit for the first nine months of 2013 was $90.0 million, or 33.8 percent of revenue compared to $247.6 million, or 39.2 percent of revenue, for the first nine months of 2012.

Non-GAAP net income was a loss of $19.4 million in the third quarter, compared to income of $18.1 million in the second quarter and $692 thousand for the third quarter of fiscal 2012. Non-GAAP net income for the first nine months of 2013 was a loss of $10.2 million compared to income of $106.0 million for the first nine months of 2012.

Net income in the third quarter was a loss of $38.1 million, compared to earnings of $11.9 million in the second quarter and $2.3 million for the third quarter of fiscal 2012.  Net income for the first nine months of 2013 was a loss of $44.9 million compared to earnings of $96.2 million for the first nine months of 2012.

Non-GAAP earnings per share on a fully-diluted basis was a loss of $0.16 in the third quarter. This compares to non-GAAP earnings per share of $0.15 in the second quarter and non-GAAP earnings per share of $0.01 in the third quarter of fiscal 2012. Non-GAAP earnings per share for the first nine months of 2013 was a loss of $0.09 compared to earnings of $0.88 for the first nine months of 2012.

Earnings per share on a fully-diluted basis was a loss of $0.31 in the third quarter, compared to earnings of $0.10 for the second quarter and earnings of $0.02 for the third quarter of fiscal 2012. Earnings per share for the first nine months of 2013 was a loss of $0.37 compared to earnings of $0.80 for the first nine months of 2012.

Q3 Orders, Backlog

New orders during the third quarter were approximately $7 million including $3 million of PV and $4 million of sapphire orders.

As of September 28, 2013 the company's reported backlog was $658 million. This included $301 million in the polysilicon segment, $2 million in the PV segment and $355 million in the sapphire segment. Included in the total backlog was approximately $62 million of deferred revenue.

Cash & Debt

At the end of the third quarter, the company had cash and cash equivalents on its balance sheet totaling $258.5 million and total debt of $261.3 million which included $95.9 million related to the company's credit facility and $165.4 million related to the carrying value of the company's convertible bonds. During the quarter, operations consumed $33.5 million of cash. The company had $294.7 million of cash and cash equivalents on its balance sheet and total debt of $260.4 million at the end of the second quarter of fiscal 2013 and $479.2 million of cash and cash equivalents and $298.1 million of total debt at the end of the third quarter of fiscal 2012.

Pay Down of Credit Facility

Subsequent to the close of the third quarter, the company used approximately $96 million of cash to pay down its credit facility and terminate its credit agreement in order to eliminate restrictions that would have impeded its ability to pursue the sapphire materials agreement announced today.

Business Outlook

Given the impact of its shift from ASF equipment sales to building ASF capacity for its own internal use as the company prepares to service the Apple agreement, GT is revising guidance for fiscal year 2013, which ends December 31, 2013, as follows:

  Revenue in the range of $290 million to $320 million
  Gross margin in the range of 30% to 32%
  Non-GAAP EPS in the range of a loss of $0.40 to a loss of $0.50

In addition to the items typically excluded from non-GAAP, the company's non-GAAP EPS guidance excludes restructuring charges, asset impairment charges, any potential DSS Purchase Order cancellation fees and any gain/loss associated with the disposition of the company's facility in St. Louis.

The company also indicated that it expects 2014 revenues to be in the range of $600 to $800 million with its sapphire segment comprising up to approximately 80% of the year's total revenue. The company's sapphire segment will include its ASF equipment business, its LED, industrial and specialty materials business, and the new materials business with Apple.

The company will discuss its 2014 and long-range outlook during its webcasted conference call today. See below for details.

Conference Call, Webcast

Today, Monday, November 4, 2013, at 5:00pm ET the company will host a live conference call with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer, to discuss its third quarter FY2013 results, FY2013 guidance and outlook for FY2014 and beyond.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies' website, http://investor.gtat.com/. A slide presentation will accompany the call. The live call can also be accessed by dialing (631) 291-4543. No password is required to access the webcast or call.

A replay of the call will be available. To access the webcast replay, which will be available for 90-days, please go to http://investor.gtat.com/ and select the webcast replay link on the 'Events and Presentations' page. Or, please dial (404) 537-3406. The telephone replay will be available through November 12, 2013 and requires the passcode 78524470.

Investor Financial Summary Document

A comprehensive summary of the company's financial performance can be found on the Investor Relations section of its website on the "Q3 FY13 Earnings Call" webcast page. To access: http://investor.gtat.com.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a leading diversified technology company producing advanced materials and innovative crystal growth equipment for the global consumer electronics, power electronics, solar and LED industries. Its technical innovations accelerate the use of advanced materials, enabling a new generation of products across this diversified set of global markets. For additional information about GT Advanced Technologies, please visit www.gtat.com.

GT Advanced Technologies Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	September 28,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$ 258,472	$ 418,095
Accounts receivable, net	7,471	23,829
Inventories	123,189	133,286
Deferred costs	2,274	30,248
Vendor advances	12,630	32,440
Deferred income taxes	22,937	28,226
Refundable income taxes	--	1,516
Prepaid expenses and other current assets	6,340	9,168
Total current assets	433,313	676,808

Property, plant and equipment, net	65,755	77,980
Other assets	92,081	86,920
Intangible assets, net	98,918	90,516
Deferred cost	26,344	24,423
Goodwill	54,765	48,021
Total assets	$ 771,176	$ 1,004,668

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$ 9,063	$ 7,250
Accounts payable	20,326	44,848
Accrued expenses	46,947	30,928
Contingent consideration	1,294	4,901
Customer deposits	36,218	111,777
Deferred revenue	13,700	86,098
Accrued income taxes	11,982	21,716
Total current liabilities	139,530	307,518

Long-term debt	86,875	132,313
Convertible notes	165,390	157,440
Deferred income taxes	6,034	24,459
Customer deposits	55,598	71,340
Deferred revenue	48,613	35,848
Contingent consideration	16,229	5,414
Other non-current liabilities	2,418	2,323
Accrued income taxes	27,748	25,762
Total liabilities	548,435	762,417

Commitments and contingencies
Stockholders' equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	--	--
Common stock, $0.01 par value; 500,000 shares authorized, 123,758 and 119,293 shares issued and outstanding as of September 28, 2013 and December 31, 2012, respectively	1,237	1,193
Additional paid-in capital	208,631	183,565
Accumulated other comprehensive income (loss)	1,066	806
Retained earnings	11,807	56,687
Total stockholders' equity	222,741	242,251
Total liabilities and stockholders' equity	$ 771,176	$ 1,004,668

GT Advanced Technologies Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 28,	June 29,	September 29,	September 28,	September 29,
	2013	2013	2012	2013	2012

Revenue	$40,291	$168,330	$110,061	$266,397	$631,203
Cost of revenue	22,514	109,714	75,033	176,389	383,641
Gross profit	17,777	58,616	35,028	90,008	247,562
Operating expenses:
Research and development	21,075	18,523	18,767	56,039	47,954
Selling and marketing	3,496	4,088	3,123	10,870	9,657
General and administrative	17,427	16,517	15,428	48,507	45,731
Contingent consideration expense (income)	4,971	(4,310)	(9,943)	997	(9,261)
Restructuring charges	4,010	--	--	6,868	--
Amortization of intangible assets	2,976	2,667	2,538	8,098	7,631
Total operating expenses	53,955	37,485	29,913	131,379	101,712
(Loss) income from operations	(36,178)	21,131	5,115	(41,371)	145,850
Other income (expense):
Interest income	122	70	27	286	50
Interest expense	(6,456)	(6,526)	(1,620)	(20,462)	(3,398)
Other, net	62	(179)	(431)	73	(968)
(Loss) income before income taxes	(42,450)	14,496	3,091	(61,474)	141,534
(Benefit) provision for income taxes	(4,304)	2,549	747	(16,594)	45,360
Net (loss) income	($38,146)	$11,947	$2,344	($44,880)	$96,174
Net (loss) income per share:
Basic	($0.31)	$0.10	$0.02	($0.37)	$0.81
Diluted	($0.31)	$0.10	$0.02	($0.37)	$0.80
Weighted-average number of shares used in per share calculations:
Basic	122,183	120,481	118,769	119,752	118,873
Diluted	122,183	122,749	119,874	119,752	120,126

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

GT Advanced Technologies Inc.
Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 28,	June 29,	September 29,	September 28,	September 29,
	2013	2013	2012	2013	2012

Non-GAAP Net Income & Earnings per Share

Net (loss) income	($38,146)	$11,947	$2,344	($44,880)	$96,174

Non-GAAP adjustments:

Amortization of acquired intangible assets	2,976	2,667	2,538	8,098	7,631
Share-based compensation expense	4,555	4,905	4,818	13,883	13,092
Third party acquisition related expenses	371	924	136	1,459	605
Write-down of inventory, vendor advances and PO cancellation fees	19	45	--	556	--
Accelerated depreciation for early retirement of fixed assets	63	1,536	--	2,599	--
Restructuring charges	4,010	--	--	6,868	--
Contingent consideration expense (income)	4,971	(4,310)	(9,943)	997	(9,261)
Non-cash portion of interest expense	3,352	3,300	342	10,864	757
Income tax effect of non-GAAP adjustments (1)	(1,539)	(2,924)	457	(10,651)	(2,995)

Non-GAAP net (loss) income	($19,368)	$18,090	$692	($10,207)	$106,003

Non-GAAP earnings per diluted share ("Non-GAAP EPS")	($0.16)	$0.15	$0.01	($0.09)	$0.88

Diluted weighted average shares outstanding	122,183	122,749	119,874	119,752	120,126

(1) The Company utilized the with and without method to determine the income tax effect on non-GAAP adjustments.

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), GT Advanced Technologies is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP).  We believe that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts company performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing our performance to prior periods and to the performance of our competitors. Management also uses these measures in its financial and operational decision-making.

We define "non-GAAP net income" as GAAP net income excluding share-based compensation expense, amortization of acquired intangible assets, acquisition and acquisition related expenses, contingent consideration, write-downs of inventory, vendor advances and PO cancellation fees, restructuring and asset impairment, accelerated depreciation for early retirement of fixed assets, and the non-cash portion of interest expense. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP earnings per share on a fully-diluted basis" as our non-GAAP net income divided by our weighted average shares outstanding on a fully-diluted basis.

Forward-Looking Statements

Some of the information in this press release relates to future expectations, plans and prospects for our business and industry that constitute "forward-looking statements" for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: the Company expects to employ over 700 people at facility in Arizona; the Company expects the arrangement with Apple to be cash positive and accretive to earnings starting in 2014; gross margins from the Company's new materials business are expected to be substantially lower than GT's historical equipment margins; the Company will have recurring revenue under its arrangement with Apple; the Company believes the strategic nature of the agreement with Apple and the benefits associated with building a recurring revenue stream are important to its continued diversification; the Company will reimburse Apple for the prepayment over five years, starting in 2015; GT has accelerated the development of its next generation, large capacity ASF furnaces to deliver low cost, high volume manufacturing of sapphire material; the Company's R&D efforts will support its non-LED initiative with its new customer and are expected to enable the expansion of the company's LED, industrial and specialty sapphire businesses by positioning the Company and its equipment customers as the industry's lowest cost sapphire producers; the Company has a long term diversification strategy; the Company believes that it is in the long-term best interests of the Company, employees and shareholders to build a robust sapphire materials business with recurring revenues; the Company will be well positioned to drive the growth of other sapphire opportunities, including the expansion of our LED and industrial sapphire businesses in partnership with our ASF customers; the Company remains committed to its other established and emerging capital equipment businesses, including its HVPE solution for downstream LED manufacturing, Hyperion thin substrate solutions, silicon carbide (SiC) growth platform and technologies to drive the next-generation of low cost solar; the Company continues to make technical progress across certain of its established and emerging capital equipment platforms; Company remains confident in its ability to grow these established and emerging capital equipment businesses over the next several years; the Company has dedicated the vast majority of its ASF capacity in the second half of 2013 to expanding its own materials capacity; the shift in the Company's business model has effectively precluded the Company from shipping significant levels of ASF units to other customers during the second half of 2013 and will continue to do so for the balance of the year; all statements under the caption "Business Outlook;" the Company's estimates for future periods (including for twelve month period ending December 31, 2013) with respect to revenue, gross margin, and non-GAAP fully diluted earnings per share; the Company expects 2014 revenues to be in the range of $600 to $800 million with its sapphire segment comprising approximately 80% of the year's total revenue (and the Company's sapphire segment will include its ASF equipment business, its LED, industrial and specialty materials business, and the new materials business with Apple).. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company's control, which could cause actual events to differ materially from those expressed or implied by these statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog and may not recognize any benefits from its arrangement with Apple. Although the Company's backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our fiscal quarter ended September 28, 2013, we cannot guarantee that our bookings or order backlog or our arrangement with Apple will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the Company's ability to transition its business to being a sapphire material and equipment provider; Apple purchasing sufficient quantities under its arrangements with the Company; the Company complying with the provisions of its arrangements with Apple; the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar (polysilicon and photovoltaic) and sapphire equipment, general economic conditions and the tightening credit markets having an adverse impact on demand for our products; increased trade tensions between the United States and China (and other jurisdictions); the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our polysilicon and photovoltaic equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights or may be subject to liability for violating intellectual property rights of another party, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company's products and various other risks as outlined in GT Advanced Technologies Inc.'s filings with the Securities and Exchange Commission, including the statements under the heading "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 29, 2013. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.'s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT: Media
         Nic Wilson
         nwilson@mullen.com
         412.402.0148

         Investors/Analysts
         Ryan Flaim
         Ryan.flaim@gtat.com
         603-681-3869